                                                              ---------------------------
                                                                    OMB APPROVAL
                                                              ---------------------------
                                                              ---------------------------
                                UNITED STATES                 OMB Number:       3235-0167
                                                              Expires:   October 31, 2004
                                                              Estimated average burden
                       SECURITIES AND EXCHANGE COMMISSION     hours per response:....1.50
                                                              ---------------------------
                                                              ---------------------------
                             WASHINGTON, D.C. 20549

                                     FORM 15
      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
      12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number: 001-6869

                             Prime Hospitality Corp.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              700 Route 46 East, Fairfield, NJ 07004 (973) 882-1010
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
                    8 3/8% Senior Subordinated Notes due 2012
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:
    Rule 12g-4(a)(1)(i)    /X/                      Rule 12h-3(b)(1)(i)    /X/
    Rule 12g-4(a)(1)(ii)   / /                      Rule 12h-3(b)(1)(ii)   / /
    Rule 12g-4(a)(2)(i)    / /                      Rule 12h-3(b)(2)(i)    / /
    Rule 12g-4(a)(2)(ii)   / /                      Rule 12h-3(b)(2)(ii)   / /
                                                    Rule 15d-6             / /

      Approximate number of holders of record as of the      2012 Notes:   6
certification or notice date:                                Common Stock: 1

      Pursuant to the requirements of the Securities  Exchange Act of 1934 (NAME
OF REGISTRANT AS SPECIFIED IN CHARTER) has caused this  certification/notice  to be signed on its behalf by the undersigned duly authorized person.

Date:     10/8/04                   By: /s/ Richard Szymanski
                                      ------------------------------------------
                                      Name:       Richard Szymanski
                                      Title:      Chief Financial Officer

Instruction:  This  form is  required  by Rules  12g-4,  12h-3  and 15d-6 of the
General Rules and  Regulations  under the  Securities  Exchange Act of 1934. The registrant  shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant,  by counsel or by any other duly authorized person. The name and title of the person signing this form shall be typed or printed under the signature.

              PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION
           CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
            THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.